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                                                            THE BEAR STEARNS COMPANIES INC.
                                              STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES           EXHIBIT 12
                                                            (In thousands, except for ratio)
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                          (Unaudited)     (Unaudited)
                          Nine Months     Nine Months    Fiscal Year    Fiscal Year    Fiscal Year    Fiscal Year    Fiscal Year
                            Ended            Ended          Ended          Ended          Ended          Ended          Ended
                        March 27, 1998   March 27, 1997  June 30, 1997  June 30, 1996  June 30, 1995  June 30, 1994 June 30, 1993
                       ---------------   --------------  -------------  -------------  -------------  ------------- -------------
Earnings before taxes
    on income          $   792,466     $    744,847      $  1,013,690    $   834,926    $   388,082   $  642,799     $  614,398
                       -----------   --------------     -------------   ------------  -------------  ------------   ------------
Add: Fixed Charges
      Interest           2,613,611        1,740,701         2,551,364      1,981,171      1,678,515      1,023,866       710,086
      Interest factor
        in rents            22,410           19,828            26,516         25,672         24,594         21,772        20,084
                       -----------   --------------     -------------  ------------- --------------  -------------  ------------
    Total fixed charges  2,636,021        1,760,529         2,577,880      2,006,843      1,703,109      1,045,638       730,170
                       -----------   --------------     -------------  ------------- --------------  -------------  ------------
Earnings before fixed
 charges and taxes on
 income                $ 3,428,487     $  2,505,376      $  3,591,570    $ 2,841,769    $ 2,091,191   $  1,688,437   $ 1,344,568
                       ===========   ==============     =============  ============= ==============  =============  ============
Ratio of earnings to
     fixed charges             1.3              1.4               1.4            1.4            1.2            1.6           1.8
                       ===========   ==============     =============    ===========   ============   =============    =========

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